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[SELECTICA LOGO]

Selectica:
Public Relations:
Laurie Spoon
Vice President, Corporate Communications and Investor Relations
Selectica, Inc.
(408) 545-2492
lspoon@selectica.com

SELECTICA ANNOUNCES PRELIMINARY RESULTS FOR FISCAL FOURTH QUARTER 2003

SAN JOSE, CA - April 21, 2003 - Selectica, Inc. (Nasdaq: SLTC), a leading provider of Interactive Selling Systems (ISS) for e-Business, today announced that revenue for the fourth fiscal quarter ending March 31, 2003 will not meet prior guidance of $10.0 to $10.5 million. The primary reason for the shortfall is that the company did not meet a milestone on a large customer project by the end of the quarter as planned. The milestone was met in April, therefore, the related revenue will be reported in the future. Accordingly, the company currently expects revenue to be between $6.5 and $6.7 million, with an earnings per share loss ranging from $0.20 to $0.22 per share. The company will report final financial results for the quarter and fiscal year ended March 31, 2003 which will be announced after market close on May 1, 2003. For more information please check the Investor Relations section at www.selectica.com.

ABOUT SELECTICA, INC.

Selectica, Inc. (NASDAQ: SLTC) enables enterprises to reduce costs and enhance revenue from complex product and services offerings. Selectica solutions unify customers' business processes to correctly configure, price, and quote offerings across multiple distribution channels. As a result, Selectica helps improve profitability by reducing process costs, optimizing pricing, eliminating rework and concessions, and avoiding high-risk business.

Selectica's customers represent manufacturing and service leaders including:
ABB, Aetna, Applied Bio Systems, Bell Canada, Blue Cross Blue Shield of Michigan, BMW of North America, British Telecom, Cisco, Dell, General Electric, Fireman's Fund Insurance Company, Hitachi, IBM, Juniper Networks, Mitel, Rockwell Automation and Tellabs. Selectica is headquartered in San Jose, CA. The company's Web site is www.selectica.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica's and its customers' expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica's products. All forward-looking
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statements included in this document are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in Selectica's Annual Report on Form 10-K for the fiscal year ended March 31, 2002 and in other reports filed by Selectica with the Securities and Exchange Commission.

Selectica is a trademark of Selectica, Inc. All other product and company names may be trademarks of the companies with which they are associated.

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